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Exhibit 4 (c)

          AMENDMENT TO INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT

         THIS AGREEMENT is made as of August 25, 2003, by and between UBS FINANCIAL SERVICES INC., a Delaware corporation ("Manager"), and UBS MUNICIPAL MONEY MARKET SERIES, a Massachusetts business trust (the "Trust"), on behalf of its series, UBS RMA New Jersey Municipal Money Fund ("Fund").

                              W I T N E S S E T H:

         WHEREAS, there is now in effect an Investment Advisory and Administration Agreement dated as of April 13, 1995, providing for services to be furnished to the Fund by the Manager on certain terms and conditions and subject to certain provisions set forth therein; and

         WHEREAS, the Fund and the Manager wish to amend said Agreement and such amendment has been approved as required by the terms of the Agreement;

         NOW THEREFORE, the parties agree as follows:

         1. Section 8(a) of the Investment Advisory and Administration Agreement is amended, effective as of August 29, 2003, by the insertion of breakpoints in the compensation schedule and the removal of references to series of the Trust which no longer exist, to read as follows:

"8. Compensation.

         (a) For the services provided and the expenses assumed pursuant to this Contract with respect to the New Jersey Series, the Fund will pay to Manager a fee, computed daily and paid monthly, at the annual rate of such Series' average daily net assets set forth below:

         Up to $300 million of average daily net assets ............. 0.50%
         In excess of $300 million up to $750 million ............... 0.44%
         Over $750 million .......................................... 0.36%."

         2. In all other respects said Investment Advisory and Administration Agreement is reaffirmed and shall continue in effect for the period provided by such Agreement.

         3. This Agreement may be executed in several counterparts, each of which shall be original.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names by their duly authorized officers as of the date and year first above written.



UBS FINANCIAL SERVICES INC.                   UBS FINANCIAL SERVICES INC.


By: /s/ Ron Safir                             By: /s/ Thomas C. Naratil
    ----------------------------                  ------------------------------
Name:  Ron Safir                              Name:  Thomas C. Naratil
Title: Executive Vice President               Title: Executive Vice President


UBS MUNICIPAL MONEY MARKET                    UBS MUNICIPAL MONEY MARKET
SERIES                                        SERIES

By: /s/ Keith A. Weller                       By: /s/ David M. Goldenberg
    ----------------------------                  ------------------------------
Name:  Keith A. Weller                        Name:  David M. Goldenberg
Title: Vice President and                     Title: Vice President and
       Assistant Secretary                           Assistant Secretary